                                                               EXHIBIT 12.1

                             IMPAC GROUP, INC.

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             ($ IN THOUSANDS)

                                                                                                 PRO FORMA
                                                                           -----------------------------------------------------
                   FOR THE THREE MONTHS ENDED   FOR THE SIX MONTHS ENDED   FOR THE THREE MONTHS ENDED  FOR THE SIX MONTHS ENDED
                   --------------------------- --------------------------- --------------------------- -------------------------
                   JUNE 30, 1997 JUNE 30, 1998 JUNE 30, 1997 JUNE 30, 1998 JUNE 30, 1997 JUNE 30, 1998 JUNE 30,1997 JUNE 30,1998
                   ------------- ------------- ------------- ------------- ------------- ------------- ------------ ------------
Income from
continuing
operations before
taxes............     $1,426        ($2,124)      $1,990        ($2,488)      $  203        ($1,371)      $  278       ($3,423)
                      ------       --------       ------       --------       ------       --------       ------      --------
Fixed Charges:
 Interest
 expense.........        824          2,866        1,590          4,082        2,814          2,991        5,659         5,875
 Appropriate
 portion ( 1/3)
 of rentals......        208            376          373            581          378            764          749         1,152
                      ------       --------       ------       --------       ------       --------       ------      --------
Total Fixed
Charges..........      1,032          3,242        1,963          4,663        3,192          3,755        6,408         7,027
Capitalized
Interest.........          0              5            0              5            9             14           18            14
                      ------       --------       ------       --------       ------       --------       ------      --------
Total Fixed
Charges and
Capitalized
Interest.........      1,032          3,247        1,963          4,668        3,201          3,769        6,426         7,041
                      ------       --------       ------       --------       ------       --------       ------      --------
Income from
continuing
operations before
taxes plus fixed
charges..........     $2,458       $  1,123       $3,953       $  2,180       $3,404       $  2,398       $6,704      $  3,618
                      ======       ========       ======       ========       ======       ========       ======      ========
Ratio of earnings
to fixed charges
and capitalized
interest.........        2.4            0.3          2.0            0.5          1.1            0.6          1.0           0.5
                      ======       ========       ======       ========       ======       ========       ======      ========
                     PRO FORMA W/
                       TINSLEY
                   SIX MONTHS ENDED
                    JUNE 30, 1998
                   ----------------
Income from
continuing
operations before
taxes............      ($2,618)
                   ----------------
Fixed Charges:
 Interest
 expense.........        11,336
 Appropriate
 portion ( 1/3)
 of rentals......         1,681
                   ----------------
Total Fixed
Charges..........        13,017
Capitalized
Interest.........            14
                   ----------------
Total Fixed
Charges and
Capitalized
Interest.........        13,031
                   ----------------
Income from
continuing
operations before
taxes plus fixed
charges..........     $  10,413
                   ================
Ratio of earnings
to fixed charges
and capitalized
interest.........           0.8
                   ================
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